UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Regulus Therapeutics Inc. (the “Company”) was held on June 10, 2015. As of April 20, 2015, the record date for the Annual Meeting, 50,957,155 shares of common stock were issued and outstanding. A summary of the matters voted upon at the Annual Meeting and the final voting results are set forth below.

Proposal 1. Election of Directors

The seven persons listed below were elected as directors at the Annual Meeting, each to serve until the Company’s 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The final voting results were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
David Baltimore, Ph.D.	37,342,899	1,567,905	4,410,853
Bruce L.A. Carter, Ph.D.	38,809,282	101,522	4,410,853
Mark G. Foletta	38,834,852	75,952	4,410,853
Paul C. Grint, M.D.(1)	34,489,440	4,421,364	4,410,853
Stelios Papadopoulos, Ph.D.	38,770,481	140,323	4,410,853
William Rastetter, Ph.D.	37,619,846	1,290,958	4,410,853
Douglas Williams, Ph.D.	38,793,337	117,467	4,410,853

(1)	As previously disclosed, Kleanthis G. Xanthopoulos, Ph.D. was previously nominated for election as a director at the Annual Meeting but withdrew himself as a nominee in connection with his resignation as the Company’s President and Chief Executive Officer and as a director on June 1, 2015. The Company’s Board of Directors designated Dr. Grint, the Company’s newly appointed President and Chief Executive Officer and director, as a substitute director nominee for election at the Annual Meeting. All shares represented at the Annual Meeting by valid proxies that were voted in favor of Dr. Xanthopoulos were voted in favor of the election of Dr. Grint.

Proposal 2. Ratification of the Selection of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the selection by the Company’s Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The final voting results were as follows:

Votes For	Votes Against	Abstentions
43,226,691	84,710	10,256

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: June 11, 2015	By:	/s/ David L. Szekeres
David L. Szekeres
Chief Business Officer & General Counsel